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                           PricewaterhouseCoopers LLP
                                11 Madison Avenue
                            New York, New York 10010
                            Telephone (212) 596-8000
                            Facsimile (212) 591-4850



October 6, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen

Harvard Industries, Inc. (Commission File No. 0-21362)

We have read Item 4 of Harvard Industries, Inc.'s Form 8-K dated September 24, 1998 and are in agreement with the statements contained therein, except that we make no comment regarding (a) the portion of the first sentence of the first paragraph related to Arthur Andersen LLP, (b) the second sentence of the first paragraph, or (c) the last paragraph.

Yours very truly,

/s/ PricewaterhouseCoopers LLP